Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London New York The Woodlands Washington, DC

September 22, 2011
Cheniere Energy, Inc.
700 Milam Street, Suite 800
Houston, Texas 77002

Ladies and Gentlemen:
We have acted as special counsel to Cheniere Energy, Inc., a Delaware corporation (the “Issuer”), in connection with the proposed issuance and sale from time to time by the Issuer of up to 10,000,000 shares of common stock, par value $0.003 per share, of the Issuer (the “Common Stock”), pursuant to that certain Strategic Equity OfferingSM Sales Agreement dated September 22, 2011 (the “Sales Agreement”) between the Issuer and Miller Tabak + Co., LLC, as sales agent (the “Sales Agent”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S‑K under the Securities Act of 1933, as amended (the “Securities Act”).
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)the registration statement on Form S-3 (File No. 333-166328) relating to securities to be issued by the Issuer from time to time filed by the Issuer under the Securities Act with the Securities and Exchange Commission (the “SEC”) on April 27, 2010 and including the base prospectus included in such registration statement (the “Base Prospectus”) and the other information set forth in the Incorporated Documents (as defined below) and incorporated by reference in such registration statement and therefore deemed to be a part thereof (such registration statement at the time it became effective, and including the Base Prospectus and such other information incorporated by reference in such registration statement, being referred to herein as the “Registration Statement”);
(ii)the prospectus supplement dated September 22, 2011, relating to the Common Stock in the form filed with the SEC pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (such prospectus supplement, together with the Base Prospectus, being referred to herein as the “Prospectus”);

Cheniere Energy, Inc.
September 22, 2011

(iii)each of the Issuer's reports that have been filed with the SEC and are incorporated by reference in the Registration Statement (the “Incorporated Documents”);
(iv)the executed Sales Agreement;
(v)the Restated Certificate of Incorporation of the Issuer, as amended, certified by the Secretary of State of the State of Delaware as in effect as of a recent date, and certified by the Secretary of the Issuer as in effect on each of the dates of the adoption of the resolutions specified in paragraph (vii) below and the date of the Sales Agreement (the “Issuer Certificate of Incorporation”);
(vi)the Amended and Restated By-laws of the Issuer, as amended, certified by the Secretary of the Issuer as in effect on each of the dates of the adoption of the resolutions specified in paragraph (vii) below and the date of the Sales Agreement (the “Issuer Bylaws”);
(vii)resolutions of the Board of Directors of the Issuer dated March 25, 2010, March 31, 2011 and September 8, 2011, certified by the Secretary of the Issuer;
(viii)a certificate from the Secretary of State of the State of Delaware dated as of a recent date as to the good standing and legal existence of the Issuer under the laws of the State of Delaware; and
(ix)such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such other agreements, certificates of public officials, certificates of officers and other representatives of the Issuer and others, and such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
In rendering the opinions expressed below, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of the signatures on all documents that we have examined, (iii) the conformity to the originals of all documents supplied to us as certified or photostatic or faxed copies and (iv) the authenticity of the originals of such documents. In conducting our examination of executed documents or documents to be executed, we have assumed, without independent investigation, that all parties thereto, other than the Issuer, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed, without independent investigation, the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer and others.

Cheniere Energy, Inc.
September 22, 2011

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Common Stock, when issued and delivered against payment therefor as provided in the Sales Agreement, will be validly issued, fully paid and nonassessable.
In rendering the opinion set forth above, we note that further corporate authorization of the Board of Directors of the Company, or a committee thereof, may be required pursuant to the resolutions set forth in clause (vii) above.
We express no opinion other than as to the General Corporation Law of the State of Delaware (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).
We hereby consent to the filing of this opinion with the SEC as an exhibit to a Current Report on Form 8-K of the Issuer and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein, or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP